UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               QUEST CAPITAL CORP.
                                (Name of Issuer)

               Class A Subordinate Voting Shares without par value
                         (Title of Class of Securities)

                                    74835U109
                                 (CUSIP Number)

                                  June 30, 2003
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

CUSIP No. 74835U109                                                 Page 2 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                  Exploration Capital Partners 2000
                                                             Limited Partnership
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                88-0451737

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             7,869,150
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               7,869,150
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       7,869,150
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            9.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              PN
--------------------------------------------------------------------------------

CUSIP No. 74835U109                                                 Page 3 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON            Resource Capital Investment Corporation
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                88-0384205

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             7,869,150
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               7,869,150
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       7,869,150
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            9.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              CO
--------------------------------------------------------------------------------

CUSIP No. 74835U109                                                 Page 4 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                     Rule Family Trust udt 12/17/98
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            Not Applicable

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                            12,791,473
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                              12,791,473
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      12,791,473
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           15.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              OO
--------------------------------------------------------------------------------

CUSIP No. 74835U109                                                 Page 5 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                               Arthur Richards Rule
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            Not Applicable

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                            13,734,531
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                              13,734,531
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      13,734,531
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           16.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              IN
--------------------------------------------------------------------------------

CUSIP No. 74835U109                                                 Page 6 of 10

Item 1(a).        Name of Issuer:

                  Quest Capital Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Suite 300, 570 Granville Street
                  Vancouver, British Columbia, Canada V6C 3P1

Item 2
      (a). - (c).
      Name, Principal Business Address and Citizenship of Persons Filing:

              (1) Exploration Capital Partners 2000 Limited Partnership
                  ("Exploration Capital 2000")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: Nevada

              (2) Resource Capital Investment Corporation ("Resource Capital")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: Nevada

              (3) Rule Family Trust udt 12/17/98 (the "Trust")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: California

              (4) Arthur Richards Rule ("Mr. Rule")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship: California

Item 2(d).        Title of Class of Securities: Class A Subordinate Voting
                                                   Shares without par value (the
                                                   "Class A Shares")

Item 2(e).        CUSIP Number: 74835U109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange
                 Act.

      (d) |_| Investment company registered under Section 8 of the Investment
                 Company Act.

      (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule
                 13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with Rule
                 13d-1(b)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i) |_| A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment Company Act.

      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                 Not Applicable

CUSIP No. 74835U109                                                 Page 7 of 10

Item 4.           Ownership.

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

                  This Statement is filed by (i) Exploration Capital 2000, as the direct beneficial owner of 5,129,575 Class A Shares and immediately exercisable warrants to purchase 2,739,575 Class A Shares of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital 2000, by Resource Capital; (iii) by virtue of (A) its indirect ownership and control of Exploration Capital 2000 (as owner of 90% of Resource Capital) and (B) its direct beneficial ownership of 3,903,258 Class A Shares, immediately exercisable warrants to purchase 895,000 Class A Shares, and 124,065 Class B Variable Multiple Voting Shares ("Class B Shares"), which are convertible into Class A Shares on a one-for-one basis, by the Trust; and (iv) by virtue of his positions with Resource Capital, ownership interest in the Trust and other beneficial ownership interests in Class A Shares, all as described in the following sentences, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital. Mr. Rule also beneficially owns 168,283 Class A Shares and 646,401 Class B Shares (aggregating approximately 1% of outstanding Class A Shares) through a private corporation wholly-owned by Mr. Rule. Through individual retirement accounts Mr. Rule and his wife beneficially own, respectively, 80,326 and 48,048 Class B Shares, each representing less than 1% of outstanding Class A Shares.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 74835U109                                                 Page 8 of 10

                                    SIGNATURE

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 2003                     Exploration Capital Partners 2000
                                        Limited Partnership

                                        By: Resource Capital Investment
                                            Corporation, its general partner

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Chief Financial
                                               Officer


Date: July 23, 2003                     Resource Capital Investment Corporation

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Chief Financial
                                               Officer


Date: July 23, 2003                     Rule Family Trust udt 12/17/98

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Attorney-in-Fact for
                                               Arthur Richards Rule, Trustee


Date: July 23, 2003                     Arthur Richards Rule, individually

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Attorney-in-Fact

                                                                       EXHIBIT 1

                            AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Class A Subordinate Voting Shares of Quest Capital Corp. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: July 23, 2003                     Exploration Capital Partners 2000
                                        Limited Partnership

                                        By: Resource Capital Investment
                                            Corporation, its general partner

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Chief Financial
                                               Officer


Date: July 23, 2003                     Resource Capital Investment Corporation

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Chief Financial
                                               Officer


Date: July 23, 2003                     Rule Family Trust udt 12/17/98

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Attorney-in-Fact for
                                               Arthur Richards Rule, Trustee


Date: July 23, 2003                     Arthur Richards Rule, individually

                                        By: /s/ Keith Presnell
                                            ------------------------------------
                                            Keith Presnell, Attorney-in-Fact

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints KEITH PRESNELL his true and lawful attorney-in-fact and agent with full power to sign for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, any report required to be filed with the Securities and Exchange Commission pursuant to either Section 13 or 16 of the Securities Exchange Act of 1934 and any successor or alternate provisions thereto (the "Exchange Act") of securities of all entities in which the undersigned may, from time to time, have direct or indirect ownership interests (the "Entities"), on, without limitation, Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5 or any other such schedules or forms as may be designated by the Securities and Exchange Commission for such purpose, and any and all amendments thereto and any and all exhibits and other documents necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent full power of substitution and revocation in the premises, and generally to do and perform each and every act and thing which said attorney-in-fact may deem necessary or advisable to facilitate compliance with the provisions of said sections of the Exchange Act, and all regulations of the Securities and Exchange Commission thereunder, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes for him, may do or cause to be done by virtue of these presents.

      IN WITNESS WHEREOF, the undersigned have hereunto executed this Power of Attorney this 8th day of October, 2002.

                                        /s/ Arthur Richards Rule
                                        ----------------------------------------
                                        Arthur Richards Rule


                                        RULE FAMILY TRUST U/D/T 12/17/98

                                        By: /s/ Arthur Richards Rule
                                            ------------------------------------
                                            Arthur Richards Rule, as trustee